EXHIBIT 99.1

CONSENT OF RAYMOND JAMES & ASSOCIATES, INC.

We hereby consent to the inclusion of our opinion letter, dated July 19, 2011, to the Board of Directors of Quepasa Corporation (“Quepasa”) as Annex C to, and to the reference thereto under the captions “Summary — Opinion of Quepasa Corporation’s Financial Advisor,” “Summary — Reasons for entering into the Merger,” and “The Merger Agreement— Opinion of Quepasa Corporation’s Financial Advisor” in the prospectus and proxy statement of Quepasa (the “Proxy Statement/Prospectus”) relating to the proposed merger involving Quepasa and Insider Guides, Inc., which Proxy Statement/Prospectus is a part of the Registration Statement on Form S-4 of Quepasa filed on the date hereof with the Securities and Exchange Commission (the “SEC”). By giving such consent, we do not admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in the Securities Act of 1933, as amended, or the rules and regulations of the SEC promulgated thereunder, nor do we admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC promulgated thereunder.

/s/ Raymond James & Associates, Inc.
Raymond James & Associates, Inc.

August 11, 2011